                                                                    EXHIBIT 10.1

Convergent Communications(TM)                            Proprietary Information
--------------------------------------------------------------------------------
                         Employment Services Agreement
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Employee Information
--------------------

Joseph R. Zell
--------------------------------------                 -------------------------
(Name)
                                                       -------------------------
Effective Date: April 17, 2000                         (Address)
               ----------------
1.  Employment. The Company agrees to employ Employee and Employee hereby agrees
    ----------
to be employed by the Company and/or such of its subsidiaries and affiliate corporations as determined by the Company on a full-time basis, for the period and upon the terms and conditions hereinafter set forth, provided that this Agreement shall not be effective unless and until the Company has executed a definitive Securities Purchase Agreement with one or more investors whereby the Company will receive a minimum of $150 million in gross proceeds pursuant to the sale of certain securities.
2.  Capacity and Duties.  Employee shall be employed in the following capacity
    -------------------
for the Company or any of its affiliates in such capacity of equal or greater responsibility. During his employment, Employee shall perform the duties and bear the responsibilities commensurate with his position and shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company and its affiliates. During his employment, Employee may not, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization and (ii) manage his personal, financial and legal affairs, so long as such activities (described in clauses (i) and (ii)) do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.
--------------------------------------------------------------------------------

Title:                   Chief Executive Officer and President

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3.  Compensation and Benefits.
    -------------------------
    3.1 The Company shall pay Employee during the Term of this Agreement an annual base salary, payable semi-monthly as follows. The annual base salary may be adjusted from time to time for merit increases in the sole discretion of the Company.
--------------------------------------------------------------------------------

Annual Base Salary:    Five Hundred Thousand Dollars ($500,000)

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    3.2  In addition to his Annual Base Salary, during the Term of this
Agreement, Employee shall be eligible to receive a performance bonus (the "Performance Bonus") for each fiscal year of the Company, payable after the end of the fiscal year, if certain performance objectives to be determined by the Board of Directors of the Company are achieved. The target Performance Bonus will be a percentage of Employee's annual base salary.
--------------------------------------------------------------------------------

Target Performance Bonus:    One Hundred Percent (100%) of Annual Base Salary

--------------------------------------------------------------------------------
    3.3 Throughout the Term of this Agreement, the Company shall provide Employee a monthly car allowance as shall be determined in accordance with the Company's policies.
    3.4 In addition to the compensation as provided above, the Company shall provide Employee during the Term of this Agreement, with the benefits of such insurance plans, hospitalization plans, stock plans, retirement plans and other employee fringe benefits (including sick leave and four (4) weeks annual vacation time) as shall be generally provided to the other executives of the Company and for which Employee may be eligible under the terms and conditions thereof. The Company reserves the right to modify, delete or change its benefits at any time provided that any such changes applied to Employee shall also apply to the same extent to the Company's other executive officers.
    3.5 Throughout the Term of this Agreement, the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the business of the Company and in performance of his duties under this Agreement, upon presentation to the Company by Employee of an itemized accounting of such expenses with reasonable supporting data.

This Employment Services Agreement is further subject to the Employment Agreement Terms ("Agreement Terms") attached hereto, and, if this box is marked,
[X] Addendum A attached hereto (collectively the "Agreement"). Employee has read and understands the Agreement Terms and agrees to be bound by those conditions. Acceptance of this Agreement is contingent upon acceptance by a representative of the Company duly authorized to execute this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date shown below.

CONVERGENT COMMUNICATIONS, INC.        JOSEPH R. ZELL
(Company)                              (Employee)

By: /s/ John R. Evans                  /s/ Joseph R. Zell
   ----------------------------        -----------------------------------------

Title: Chief Executive Officer
      -------------------------

                          Employment Agreement Terms

      The following Employment Agreement Terms are in addition to the terms and conditions contained in the Employement Services Agreement cover sheet :

4.   Term.  The initial term of this Agreement shall commence on the
     ----
Effective Date of this Agreement and shall continue until the third anniversary of the Effective Date, unless sooner terminated by either party pursuant to
Section 5 below ("Term"). The applicable provisions of Sections 6, 7, 8, 9 and 10 shall remain in full force and effect as provided and for the time periods specified in such Sections notwithstanding the termination of this Agreement; all other obligations of either party to the other under this Agreement shall terminate at the end of the Term.

5.   Termination.
     -----------

     5.1 If, during the Term of this Agreement, Employee dies or is prevented from performing his duties by reason of illness or incapacity for one hundred forty (140) days in any one hundred eighty (180) day period, the Company may terminate this Agreement, upon thirty (30) days prior notice thereof to Employee or his duly appointed legal representative.

     5.2 The Company or the Employee may terminate this Agreement upon at least thirty (30) days prior notice to Employee upon the happening of any of the following events ("Change of Control Event"):

          5.2.1 The sale by the Company of substantially all of its assets to a single purchaser or associated group of purchasers who are not affiliates of the Company. For the purposes of this Agreement, the term "affiliate" means a person, firm or corporation that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company or with the Texas Pacific Group or any of its affiliates.

          5.2.2 The sale, exchange or other disposition in one transaction of eighty percent (80%) or more of the outstanding voting stock of the Company to or with a person, firm or corporation not then an affiliate of the Company.

          5.2.3 The merger or consolidation of the Company in a transaction not involving an affiliate of the Company in which the shareholders of the Company receive less than fifty percent (50%) of the outstanding voting stock of the new continuing corporation.

          5.2.4 A bona fide decision by the Company to terminate its business and liquidate its assets (but only if such liquidation is not part of a plan to carry on the Company's business through its shareholders).

          5.2.5 If Employee's employment is terminated prior to the date on which a Change of Control Event occurs, and such termination was at the request of a third party who has taken steps to effect a Change of Control Event or was otherwise caused by the Change of Control Event, then for all purposes of this Agreement, a Change of Control Event shall be deemed to have occurred prior to such termination.

     5.3 The Company may terminate this Agreement at any time for gross negligence or willful non-performance by Employee of any duty as an employee of the Company which continues for a period of thirty (30) days after written notice specifying such negligence or non-performance.

     5.4 The Company may terminate this Agreement immediately upon a material breach of any obligation or covenant created by or under this Agreement that is not cured by Employee within thirty (30) days of his receipt of written notice of said breach, or upon Employee's intentional commission of a violation of any federal law, rule or regulation, or any theft, fraud, embezzlement or similar crime involving the commission of any felony.

     5.5 Company or Employee may terminate this Agreement without cause upon at least thirty (30) days prior notice.

     5.6  Termination Fees.  In the event that this Agreement is terminated
          ----------------
pursuant to this Section 5, Company shall pay Employee a Termination Fee as described below, provided that such Termination Fee shall be conditioned upon and subject to Employee executing a valid release and waiver waiving all claims that Employee may have against the Company, its affiliates and their respective assigns, successors, employees, directors, officers, shareholders and agents, and upon Employee's compliance with the restrictive covenants provided in Sections 6 and 7 hereof.

          5.6.1 If this Agreement is terminated by (a) the Company under subsections 5.1, 5.2 or 5.5 above, or (b) by the Employee for any or no reason more than three

Initials:            Date:
         ---------        --------

                          Employment Agreement Terms

(3) months following a Change of Control Event; or (c) by the Employee (i) for Good Reason during the three (3) months following a Change of Control Event as described in subsection 5.2 above or such shorter period as the parties may mutually agree is required to effectuate an orderly transition of Employee's responsibilities, or (ii) at any time for Good Reason (as defined below), then:
(1) the Company shall continue to pay Employee's monthly base salary, as shall be in effect on the termination date, for a period of twenty-four (24) months following the date of termination; (2) the Company shall provide Employee with the following benefits coverage: life, medical, dental and vision, for a period of twenty-four (24) months following the date of termination; (3) two times the amount of the incentive bonus, if any, earned by Employee in the fiscal year ending prior to the date of termination pursuant to Section 3.2 and (4) vesting of Employee's stock options, if any, shall be accelerated such that all stock options granted to Employee will vest as of the date of termination; provided that Employee shall not receive any Termination Fee if he terminates this Agreement without Good Reason during the three (3) months following a Change of Control Event as described in subsection 5.2 above or such shorter period as the parties may mutually agree is required to effectuate an orderly transition of Employee's responsibilities.

          5.6.2 For purposes of this Agreement, "Good Reason" shall mean, without the Employee's express written consent, the occurrence of any of the following circumstances, unless in the case of clauses (i), (v), or (vi), such circumstances are fully corrected within thirty (30) days following notice to the Company:

             (i). The material diminution of Employee's authority, duties and reporting relationships, or a substantial adverse alteration in the nature or status of the Employee's responsibilities from those in effect immediately after the commencement of his employment;

             (ii). A reduction by the Company in the Employee's annual base salary as then in effect;

             (iii). A new Company requirement is instituted which requires the Employee to change his work location to a location greater than fifty (50) miles from Employee's work location immediately prior to the institution of the requirement, but not including a requirement that the Employee travel on the Company's business to an extent substantially consistent with his present business travel obligations;

             (iv). The failure by the Company, without the Employee's consent, to pay to the Employee any portion of any base salary, bonus, other material cash compensation, Common Stock or stock options payable in consideration of Employee's employment with the Company, or to pay to the Employee any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due, unless such failure to pay is reasonably in dispute by the Company;

             (v). The failure by the Company to continue in effect any compensation plan in which the Employee participates that is material to the Employee's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan , or the failure by the Company to continue the Employee's participation therein; provided that this subsection shall not apply in the event of a change in any compensation plan that applies generally to all of the Company's executive officers;

             (vi). following a Change of Control Event only: the failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Company's pension, life insurance, medical, health and accident, or disability plan in which the Employee was participating immediately after the commencement of his employment; the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by the Employee immediately after the commencement of his employment; or the failure by the Company to provide the Employee with the number of paid vacation days to which the Employee is entitled pursuant to the greater of (a) this Agreement or (b) the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately after the commencement of his employment.

  The Employee's right to terminate his employment pursuant to this subsection shall not be affected by his incapacity due to physical or mental illness. The Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

Initials:            Date:
         ---------        --------

                          Employment Agreement Terms

          5.6.3 No Termination Fee shall be paid to Employee in the event that this Agreement is terminated for any other reason, including, without limitation, pursuant to subsections 5.3 and 5.4 herein or by Employee pursuant to Section 5.5.

          5.6.4 Employee shall not be required to mitigate the amount of any payment provided for in Section 5.6 of this Agreement by seeking other employment or otherwise.

     5.7  In the event that this Agreement is terminated pursuant to subsection
5.2 or by the Company pursuant to subsection 5.5, Employee shall have a period of twelve (12) months from the date of termination in which to exercise Employee's vested stock options.

     5.8 Any termination of Employee's employment by Company (other than termination pursuant to Section 5.1) shall be communicated by a written notice (the "Notice of Termination"), which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated. Any purported termination pursuant to Section 5.3 and 5.4 that is disputed and finally determined not to have been proper shall be a termination by Company in breach of this Agreement.

     5.9 Notwithstanding any other provision of this Agreement, Employee shall not be deemed to have been terminated in conformity with section 5.3 and/or 5.4 of this Agreement unless Employee has first received: (A) reasonable notice to Employee setting forth the reasons for Company's intention to terminate for Cause; and (B) an opportunity, with his counsel, to appear before and be heard by the Board at the earliest reasonable date; and (C) delivery of a Notice of Termination from the Board finding that, in the good faith opinion of the Board, Cause as specified in the notice required by clause 5.9(A), above, exists, and specifying the particulars thereof in detail.

6.   Covenant Not to Compete.
     -----------------------

     6.1 During the term of this Agreement, Employee shall not directly or indirectly, own, manage, operate, control, be employed by, or participate in the ownership, management, operation or control of a business that is a Direct Competitor of the Company within a Relevant Area. For the purposes of this
Section 6, including all subsections of this Section 6, a "Direct Competitor" is a company engaged in providing integrated communications services and/or equipment to small and medium-sized business enterprises, and the "Relevant Area" shall be defined as any area located within, or within fifty (50) miles of, the legal boundaries or limits of any city within which the Company or any parent, subsidiary or affiliate thereof is providing services, has commenced the acquisition of any authorizations, rights of way or facilities or has commenced the construction of facilities for the purpose of providing services, or the Company has publicly announced or privately disclosed in writing to Employee that it plans to provide Services.

     6.2 If, after the termination of this Agreement, Employee directly or indirectly, owns, manages, operates, controls, becomes employed by, or participates in the ownership, management, operation or control of a business that is a Direct Competitor of the Company within a Relevant Area, then the Company shall thereafter be relieved of its obligation, if any, to continue the payment of any Termination Fee to Employee; provided that this section 6.2 shall not apply if Employee terminates this Agreement for Good Reason, or following a Change of Control Event.

     6.3 During the Term of this Agreement (or, if longer, during the term of Employee's employment with the Company or any of its affiliates) and for a period of twenty-four (24) months after termination of this Agreement (or, if longer, termination of Employee's employment with the Company or any of its affiliates), Employee shall not (i) directly or indirectly cause or attempt to cause any employee of the Company or any of its affiliates to leave the employ of the Company or any affiliate, (ii) in any way interfere with the relationship between the Company and any employee or between an affiliate and any employee of the affiliate, (iii) directly or indirectly hire any employee of the Company or any affiliate to work for any organization of which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity or other financial interest, or (iv) interfere or attempt to interfere with any transaction in which the Company or any of its affiliates was involved during the Term of this Agreement or Employee's employment, which ever is longer.

     6.3 Employee agrees that, because of the nature and sensitivity of the information to which he will be privy and because of the nature and national and international scope of the Company's business, the restrictions in this Section 6 are fair and reasonable.

7.   Confidential Information.
     ------------------------

Initials:            Date:
         ---------        --------

                          Employment Agreement Terms


     7.1 The relationship between the Company and Employee is one of confidence and trust.

     7.2 As used in this Agreement (i) "Confidential Information" means information disclosed to or acquired by Employee about the Company's plans, products, processes and services including the Services and any Relevant Area, including information relating to research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, pricing and tariffed or contractual terms, customer lists and prospect lists or other market information, with respect to any of the Company's then current business activities; and (ii) "Inventions" means any inventions, discoveries, concepts and ideas, whether patentable or not, including, without limitation, processes, methods, formulas, and techniques (as well as related improvements and knowledge) that are based on or related to Confidential Information, that pertain in any manner to the Company's then currently used technology, expertise or business and that are made or conceived by Employee, either solely or jointly with others, and while employed by the Company or within six (6) months thereafter, whether or not made or conceived during working hours or with the use of the Company's facilities, materials or personnel.

     7.3 Employee agrees that he shall at no time during the term of his employment or at any time thereafter disclose any Confidential Information, Inventions or component thereof to any person, firm or corporation to any extent or for any reason or purpose or use any Confidential Information or component thereof for any purpose other than the conduct of the Company's business.

     7.4 Any Confidential Information, Invention or component thereof that is directly or indirectly originated, developed or perfected to any degree by Employee during the term of his employment by the Company shall be and remain the sole property of the Company and shall be deemed trade secrets of the Company.

     7.5 Upon termination of Employee's employment pursuant to any of the provisions herein, Employee or his legal representative shall deliver to the Company all originals and all duplicates and/or copies of all documents, records, notebooks, and similar repositories of or containing Confidential Information or subject matter then in his possession, whether prepared by him or not.

     7.6  Employee agrees that the covenants and agreements contained in this
Section 7 are fair and reasonable and that no waiver or modification of this Section or any covenant or condition set forth herein shall be valid unless set forth in writing and duly executed by the parties hereto. Employee agrees to execute such separate and further confidentiality agreements embodying and enlarging upon the provisions of this Section 7 as the Company may reasonably request.

8.   Injunctive Relief.  Upon a breach or threatened breach by Employee of any
     -----------------
of the provisions of Sections 6 and 7 of this Agreement, the Company shall be entitled to an injunction restraining Employee from such breach if the Company satisfies the requirements of Rule 65, Colorado Rules of Civil Procedure, and Colorado decisional law applying Rule 65. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Employee.

9.   No Waiver.  A waiver by the Company of a breach of any provision of this
     ---------
Agreement by Employee shall not operate or be construed as a waiver of any subsequent or other breach by Employee.

10.  Severability.  It is the desire and intent of the parties that the
     ------------
provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

11.  Notices.  All communications, requests, consents and other notices provided
     -------
for in this Agreement shall be in writing and shall be deemed given if mailed by first class mail, postage prepaid, certified or return receipt requested to the addresses set forth herein, or last known address and received by the intended party. If the mailing is returned to the sender due to an incorrect address, the correct address must be obtained in order for the communication to be received and completed.

12.  Governing Law.  This Agreement shall be governed by and construed and
     -------------
enforced in accordance with the laws of the State of Colorado.

13.  Assignment.  The Company may assign its rights and obligations under this
     ----------
Agreement to any affiliate of the Company or, subject to the provisions of
Section 5, to

Initials:            Date:
         ---------        --------

                          Employment Agreement Terms

any acquirer of substantially all of the business of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee. Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Employee.

14.  Amendments.  No provision of this Agreement shall be altered, amended,
     ----------
revoked or waived except by an instrument in writing, signed by each party to this Agreement.

15.  Binding Effect.  Except as otherwise provided herein, this Agreement shall
     --------------
be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

16.  Execution in Counterparts.  This Agreement may be executed in any number of
     -------------------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.  Entire Agreement.  This Agreement (and the Company's arbitration procedures
     ----------------
described below) sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof, including, without limitation, any previously executed employment agreements or amendments thereto.

18.  Indemnification
     ---------------

     18.1 To the greatest extent allowable under applicable law, the Company shall indemnify and defend Employee from and against all claims, demands and liabilities arising from or relating to Employee's employment or other relationships with the Company ("Indemnified Claims"), and advance to Employee all costs and attorneys' fees incurred by him or on his behalf in connection with any Indemnified Claim; provided that in no circumstances shall the indemnification and/or cost advance requirements of this paragraph exceed the scope of the indemnification and cost advance rights extended by the Company's bylaws to the Company's executive officers.

     18.2 Employee represents and warrants that he is not in breach of his obligations to any former employer under any agreement limiting his ability or right to solicit or hire any individual, and agrees that he shall not during the term of this Agreement knowingly and intentionally violate any such obligation. Provided that Employee has not knowingly and intentionally violated any obligations described in the previous sentence, the Company shall fully indemnify Employee concerning and defend him against any claim or demand by, or liability by Employee to, Employee's former employer (including, without limitation, any demand for repayment of cash, stock or stock options, or any effort to cancel stock options or otherwise avoid any obligation relating thereto) arising from or relating to any contractual or other legal limitation on or prohibition of the solicitation or hiring of any person, as an employee, contractor or otherwise, by the Company or any affiliate thereof.

19.  Arbitration.  Any dispute arising out of this Agreement, the Employee's
     -----------
application for employment, the Employee's relationship with the Company, or the Employee's employment or separation from employment shall be subject to arbitration pursuant to the Company's arbitration procedures. The Employee acknowledges that a copy of the procedures has been delivered to and read by the Employee prior to the time he/she executed this Agreement. It is understood that all sections of the Arbitration Procedures apply, except those sections pertaining to at-will employment, which are superseded by this Employment Agreement. In his or her final award, the arbitrator shall award the party substantially prevailing all costs incurred by that party in connection with the arbitration, including reasonable attorneys' fees and that party's share, if any, of the fees charged by the arbitrator, and all filing and/or arbitration administration fees incurred by that party in connection with the arbitration.

Initials:            Date:
         ---------        --------

Convergent Communications(TM)                            Proprietary Information


--------------------------------------------------------------------------------

                  Addendum A to Employment Services Agreement

--------------------------------------------------------------------------------

1.   Additional Provisions. The Company and Employee agree to the following
     ---------------------
additions, changes and amendments to the Employment Services Agreement and the Agreement Terms:

--------------------------------------------------------------------------------

Section Reference      Additions, Changes or Amendments
--------------------   ----------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
         3.2           Employee's Performance Bonus described in Section 3.2 shall be guaranteed to be a minimum of
     (addendum)        $250,000 for the first fiscal year of Employee's employment which amount shall be offset by any actual Performance Bonus earned in such year.

---------------------------------------------------------------------------------------------------------------------------
         3.3           Employee's monthly car allowance shall be $1,200 payable semi-monthly.
     (addendum)
---------------------------------------------------------------------------------------------------------------------------
         3.4           The Company hereby represents and warrants that all stock option grants contemplated or required by
     (addendum)        this Agreement are authorized by and permissible under its various stock option plans and programs, and that it shall exercise its best efforts to obtain all board and/or shareholder approvals, if any, required to allow such stock option grants to be made to Employee as, when and on the terms specified hereunder.  Employee shall receive an option to purchase 1,500,000 shares of Company common stock at an exercise price of $13.00 per share.  25% of the shares underlying the option shall be immediately vested upon grant.  The remaining 75% of the shares underlying the option shall vest in three equal installments on each of the succeeding three anniversaries of the date of
                       grant, provided that Employee is still employed by the Company on each such anniversary.   The
                       terms and conditions of the Company's Stock Incentive Plan shall govern all other aspects of the stock option grant; provided that in the event of any conflict between any term of this Agreement and any term of the Plan or any Option Certificate issued thereunder, the terms of this Agreement shall control.



                                                    {Rest of Page Intentionally Blank}
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
3.6                 3.6.1  The Company shall pay Employee a signing bonus comprised of a combination of
(new)               cash and Common Stock with a total value of $20 million ("Signing Bonus"), which shall be payable in two equal installments as follows:  (i) $10 million in cash or Common
                    Stock in a combination designated by Employee as provided in section 3.6.2, below, on the later of (a) 31 days after the Company receives Employee's designation or (b) the date by which the Company has executed definitive Securities Purchase Agreements with one or more investors whereby the Company will receive a minimum of $150 million in gross proceeds pursuant to the sale of certain securities ("Initial Installment"), and
                    (ii) $10 million in cash or Common Stock in a combination designated by Employee as provided in section 3.6.2, on the earlier to occur of (a) the closing of the merger of
                    US West Communications, Inc. and Qwest Communications, Inc., and (b) December 31, 2000
                    ("Final Installment").

                    3.6.2  On or before March 29, 2000, Employee shall deliver to the company a written designation (the "Designation") specifying the combination of cash and Common Stock that shall together comprise the Initial Installment and the Final Installment (which may be comprised of different combinations of cash and Common Stock).  To the extent that Employee elects to receive any portion of Signing Bonus payable in the Initial
                    Installment in the form of Common Stock, the number of shares of Common Stock to be so granted shall be determined by dividing the number of dollars of the Signing Bonus designated by Employee to be payable in Common Stock by $13.00  To the extent that
                    Employee elects to receive any portion of Signing Bonus payable in the Final
                    Installment in the form of Common Stock, the number of shares of Common Stock to be so granted shall be determined by dividing the number of dollars of the Signing Bonus designated by Employee to be payable in Common Stock by the volume-weighted average closing price of the Common Stock on the NASDAQ National Market for the twenty trading days immediately preceding the date of the grant.  Employee shall have the right, before his first date of active employment under this Agreement, to defer any cash payment received as a result of a designation under this section 3.6.2 into a deferred compensation plan established by the Company.  Upon Employee's request, the Company shall establish a deferred compensation plan as of Employee's first day of active employment under this Agreement giving effect to Employee's deferral election.
                    Employee and the Company shall cooperate concerning the terms and conditions of such a plan.


--------------------------------------------------------------------------------------------------------------------------
                     3.6.3  In the event that Employee's employment is terminated prior to the earlier to occur of (i) the closing of the merger of US West Communications, Inc. and Qwest communications, Inc., and (ii) December 31, 2000 and is (A) voluntarily terminated by
                    Employee without Good Reason or (B) terminated by the Company pursuant to Section 5.4 of this Agreement, then Employee hereby agrees and acknowledges that he shall, only with respect to the Initial Installment of the Signing Bonus, repay the net cash portion (after taxes withheld) of the Signing Bonus and return any shares of Common
                    Stock received by Employee as the Common Stock portion of the Signing Bonus to the
                    Company within twenty (20) days after such termination of employment.

                    3.6.4  In the event that, after Employee receives the Final Installment,  Employee's employment is (A) voluntarily terminated by Employee without Good Reason or (B)
                    terminated by the Company pursuant to Section 5.4 of this Agreement, then Employee hereby agrees and acknowledges that he shall, only with respect to the Final
                    Installment of the Signing Bonus, repay the net cash portion (after taxes withheld) of the Signing Bonus and return any shares of Common Stock received by Employee as the
                    Common Stock portion of the Signing Bonus to the Company within twenty (20) days after such termination of employment in accordance with the following schedule:


                      Date of Termination of Employment              Cash, Common Stock Portion of Final
                      (based upon the applicable period of      Installment of Signing Bonus to be Returned to
                      time following Employee's receipt of                      Company
                      the Final Installment of the Signing
                                     Bonus)
                    -----------------------------------------------------------------------------------------
                          During the 1st through 3rd month                        80%
                    -----------------------------------------------------------------------------------------
                          During the 4th through 6th month                        60%
                    -----------------------------------------------------------------------------------------
                          During the 7th through 9th month                        40%
                    -----------------------------------------------------------------------------------------
                          During the 10th through 12th month                      20%
                    -----------------------------------------------------------------------------------------
                    3.6.5  The Company shall have the right to offset and/or withhold any amounts accrued or owed to Employee in order to satisfy all or any portion of Employee's obligations under this Section 3.6.
-----------------------------------------------------------------------------------------------------------

2.   Part of Agreement. This Addendum is a part of the Employment Services
     -----------------
Agreement executed on the same date as this Addendum.

3.   Other Terms and Conditions.  All other terms and conditions of the
     --------------------------
Agreement shall remain in full force and effect, as if fully stated herein.

4.   Capitalized Terms.  Capitalized terms, and other defined terms, shall have
     -----------------
the same meaning as that accorded to them in the Agreement, unless the context requires otherwise.

5.   Conflict.  If there are any conflicting terms or conditions between the
     --------
terms and conditions of this Addendum and the terms and conditions of the Agreement, the terms and conditions of this Addendum shall control.